Investor Relations Contact:
Leigh Salvo
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS
SECOND QUARTER FISCAL YEAR 2006 RESULTS

Mountain View, CA—April 27, 2006—Catapult Communications Corporation (Nasdaq: CATT) today reported that revenues for its second fiscal quarter ended March 31, 2006 were $10.7 million, compared to $19.1 million in the second quarter of fiscal 2005. The Company reported a net loss of $789,000 for the second fiscal quarter of 2006 compared to net income of $5.4 million in the same period a year ago. The loss per diluted share was $0.05 in the second quarter of fiscal 2006 compared to net income per diluted share of $0.36 in the prior year period. The net loss and loss per diluted share for the second quarter of fiscal 2006 reflected the impact of approximately $480,000 in pre-tax, non-cash stock option expenses recognized under FAS 123R. No stock option expenses were recorded in the second quarter of fiscal 2005.

Orders received during the quarter totaled $15.9 million, 49 percent higher than revenues. The Company has received a cumulative total of approximately $5.2 million in orders requiring additional engineering on which no revenue has been recognized. The Company does not expect to begin to recognize this revenue until the fourth quarter of its current fiscal year.

“Despite this disappointing quarterly result, I believe our core business and the market for telecom test systems remains healthy,” said Dr. Richard A. Karp, Catapult’s Chairman and CEO.

Catapult Communications will be discussing its second quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (866) 510-0705 to access the conference call. International and local participants can dial (617) 597-5363. Please reference Catapult Communications or reservation number 45417848. The conference call will also be available on the Internet from the Investor section of the Company’s website.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will also be available by telephone one hour after the completion of the conference call through midnight on May 4, 2006. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter reservation number 66143848.

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Ericsson, Lucent, Motorola, NEC, NTT DoCoMo, Nortel and Siemens. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants — spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve. Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Sweden, Canada, Japan, China and Australia. Information about Catapult Communications can be found on the Web at www.catapult.com.

FORWARD LOOKING STATEMENTS
The statements in this press release regarding the Company’s core business, the market for its products, and the expected recognition of deferred product revenue are forward-looking statements. These statements are subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the Company’s dependence on a limited number of customers and the resulting effect of delays or cancellations by such customers of their orders; inability by the Company to meet its production and/or product development schedules; the demand for telecommunications equipment in general and, in particular, for software-based telecommunications test systems; and new and enhanced product offerings by competitors. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	March 31,		March 31,
	2006	2005	2006	2005

Revenues:
Products	$6,914	$15,095	$15,448	$27,468
Services	3,749	3,955	7,317	7,453

Total revenues	10,663	19,050	22,765	34,921

Cost of revenues:
Products	1,245	1,429	2,433	2,671
Services	956	852	2,018	1,673
Amortization of purchased technology	172	172	343	343

Total cost of revenues	2,373	2,453	4,794	4,687

Gross profit	8,290	16,597	17,971	30,234

Operating expenses:
Research and development	3,433	3,211	6,515	6,182
Sales and marketing	4,154	4,802	8,782	9,505
General and administrative	2,321	2,026	4,748	3,932

Total operating expenses	9,908	10,039	20,045	19,619

Operating income (loss)	(1,618)	6,558	(2,074)	10,615

Interest income	620	289	1,240	513
Other income (expense), net	40	(144)	53	(137)

Income (loss) before income taxes	(958)	6,703	(781)	10,991

Provision (benefit) for income taxes	(169)	1,273	(135)	1,748

Net income (loss)	$(789)	$5,430	$(646)	$9,243

Net income (loss) per share:
Basic	$(0.05)	$0.37	$(0.04)	$0.63

Diluted	$(0.05)	$0.36	$(0.04)	$0.61

Shares used in per share calculation:
Basic	14,784	14,676	14,763	14,637

Diluted	14,784	15,103	14,763	15,129

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	September 30,
	2006	2005
ASSETS

Current Assets:
Cash, cash equivalents and short-term investments	$71,488	$68,807
Accounts receivable, net	12,395	14,724
Inventories	4,495	3,104
Other current assets	2,757	2,004

Total current assets	91,135	88,639

Property and equipment, net	1,921	1,693
Goodwill and other intangibles	52,933	53,445
Other assets	3,959	3,983

Total assets	$149,948	$147,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$5,049	$7,055
Deferred revenue	10,997	7,697

Total current liabilities	16,046	14,752

Deferred revenue long-term portion	371	485

Total liabilities	16,417	15,237

Total stockholders’ equity	133,531	132,523

Total liabilities and stockholders’ equity	$149,948	$147,760